Exhibit 99.1

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Consolidated Financial Statements
December 31, 2017, 2016 and 2015
(With Independent Auditors’ Report Thereon)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)

Independent Auditors’ Report
To the Board of Directors
Intermedix Holdings Inc.:
We have audited the accompanying consolidated financial statements of Intermedix Corporation (a wholly owned subsidiary of Intermedix Holdings Inc.) and subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2017 and 2016, and the related consolidated statements of operations and comprehensive loss, changes in stockholder’s equity, and cash flows for each of the years in the three‑year period ended December 31, 2017, and the related notes to the consolidated financial statements.
Management’s Responsibility for the Financial Statements
Management is responsible for the preparation and fair presentation of these consolidated financial statements in accordance with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors’ Responsibility
Our responsibility is to express an opinion on these consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on the auditors’ judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements.
We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly in all material respects, the financial position of Intermedix Corporation and subsidiaries as of December 31, 2017 and 2016, and the results of their operations and their cash flows for each of the years in the three‑year period ended December 31, 2017 in accordance with U.S. generally accepted accounting principles.

/s/ KPMG LLP

Fort Lauderdale, Florida
April 20, 2018

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Consolidated Balance Sheets
December 31, 2017 and 2016
(In thousands, except per share data)

	2017	2016
Assets
Current assets:
Cash and cash equivalents	$9,470	11,375
Receivables, net	53,261	42,356
Prepaid expenses and other current assets	5,954	5,163
Total current assets	68,685	58,894
Property and equipment, net	16,409	20,466
Goodwill	251,986	385,675
Intangible assets, net	185,958	204,810
Other assets	1,221	1,394
Total assets	$524,259	671,239
Liabilities and Stockholder’s Equity
Current liabilities:
Accounts payable and accrued expenses	$14,304	9,901
Accrued payroll and related benefits	7,857	7,917
Collections payable to clients	10,042	8,235
Deferred revenue	12,014	9,328
Senior term loans	6,869	6,869
Other current liabilities	155	869
Total current liabilities	51,241	43,119
Revolving credit facility	69,500	64,000
Capital lease obligation	—	155
Senior term loans, less current portion	237,715	243,239
Subordinated debt, less current portion	111,173	110,842
Deferred income taxes	22,266	41,382
Other long-term liabilities	4,009	3,221
Total liabilities	495,904	505,958
Commitments and contingencies
Stockholder’s equity:
Common stock, $0.01 par value; 2,000 shares authorized at December 31, 2017 and 2016; 1,468 shares issued and outstanding at December 31, 2017 and 2016	15	15
Additional paid-in capital	323,691	318,476
Accumulated deficit	(293,812)	(151,792)
Accumulated other comprehensive loss	(1,539)	(1,418)
Total stockholder’s equity	28,355	165,281
Total liabilities and stockholder’s equity	$524,259	671,239

See accompanying notes to consolidated financial statements.

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Consolidated Statements of Operations and Comprehensive Loss
Years ended December 31, 2017, 2016 and 2015
(In thousands)

	2017	2016	2015

Revenue:
Business services revenue	$188,708	198,566	195,430
Technology revenue	35,446	36,215	36,734
Total revenue	224,154	234,781	232,164
Costs and expenses:
Cost of business services revenue	110,478	112,026	113,263
Cost of subscription and other revenue	8,903	9,466	10,575
Selling, general and administrative expenses	57,510	63,148	60,443
Depreciation and amortization expense	43,217	42,615	43,223
Impairment of intangible assets and goodwill	133,980	—	7,429
Total costs and expenses	354,088	227,255	234,933
Operating (loss) income	(129,934)	7,526	(2,769)
Interest expense, net	(30,157)	(29,969)	(29,975)
Other loss, net	(247)	(137)	(16)
Loss before income taxes	(160,338)	(22,580)	(32,760)
Income tax benefit	18,318	7,947	12,069
Net loss	(142,020)	(14,633)	(20,691)
Other comprehensive (loss) income:
Foreign currency translation adjustment	(121)	164	(756)
Comprehensive loss	$(142,141)	(14,469)	(21,447)

See accompanying notes to consolidated financial statements.

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Consolidated Statements of Stockholder’s Equity
Years ended December 31, 2017, 2016 and 2015
(In thousands)
	Common stock		Additional paid-in capital	Accumulated deficit	Accumulated other comprehensive loss	Noncontrolling interest	Total stockholder's equity
	Number of shares	Par value
Balance at December 31, 2014	1,468	$15	310,687	(116,468)	(826)	808	194,216
Noncontrolling interest distribution	—	—	—	—	—	(804)	(804)
Loss attributable to noncontrolling interest	—	—	—	—	—	(4)	(4)
Stock-based compensation expense	—	—	4,412	—	—	—	4,412
Cumulative foreign translation adjustment	—	—	—	—	(756)	—	(756)
Net loss	—	—	—	(20,691)	—	—	(20,691)
Balance at December 31, 2015	1,468	15	315,099	(137,159)	(1,582)	—	176,373
Stock-based compensation expense	—	—	3,377	—	—	—	3,377
Cumulative foreign translation adjustment	—	—	—	—	164	—	164
Net loss	—	—	—	(14,633)	—	—	(14,633)
Balance at December 31, 2016	1,468	15	318,476	(151,792)	(1,418)	—	165,281
Contribution by Parent for WPC acquisition	—	—	2,011	—	—	—	2,011
Stock-based compensation expense	—	—	3,204	—	—	—	3,204
Cumulative foreign translation adjustment	—	—	—	—	(121)	—	(121)
Net loss	—	—	—	(142,020)	—	—	(142,020)
Balance at December 31, 2017	1,468	$15	323,691	(293,812)	(1,539)	—	28,355

See accompanying notes to consolidated financial statements.

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Consolidated Statements of Cash Flows
Years ended December 31, 2017, 2016 and 2015
(In thousands)
	2017	2016	2015
Cash flows from operating activities:
Net loss	$(142,020)	(14,633)	(20,691)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation and amortization	43,217	42,615	43,223
Amortization of debt issuance costs	1,676	1,666	1,581
Impairment of goodwill and intangible assets	133,980	—	7,429
Stock-based compensation expense	3,204	3,377	4,412
Loss on sale of land and building	635	—	—
Deferred income taxes	(19,103)	(9,253)	(12,916)
Change in noncontrolling interest	—	—	(4)
Other noncash items	109	296	791
Changes in operating assets and liabilities, net of acquisitions:
Accounts and notes receivable	(10,679)	1,341	2,344
Prepaid expenses and other current assets	(562)	(291)	(216)
Accounts payable and accrued expenses	4,046	(1,273)	(462)
Accrued payroll and related benefits	(143)	(640)	389
Deferred revenue	2,435	(525)	(1,319)
Collections payable to clients	1,807	(1,615)	(4,694)
Other assets/liabilities	330	1,161	1,115
Net cash provided by operating activities	18,932	22,226	20,982

Cash flows from investing activities:
Capital expenditures	(5,174)	(7,264)	(8,099)
Expenditures for computer software and developed technology	(14,170)	(10,443)	(8,254)
Proceeds from sale of fixed assets	1,086	—	—
Other investing activities	—	—	(280)
Net cash used in investing activities	(18,258)	(17,707)	(16,633)

Cash flows from financing activities:
Borrowings under revolving credit facility	8,500	6,000	3,000
Repayments under revolving credit facility	(3,000)	—	(5,000)
Repayment of senior term loans	(6,869)	(6,869)	(6,869)
Distribution of noncontrolling interest	—	—	(804)
Settlement of contingent consideration	—	—	(820)
Principal payments on debt issuance costs	—	—	(700)
Repayment of capital lease obligation	(872)	(839)	(470)
Net cash used in financing activities	(2,241)	(1,708)	(11,663)
Effect of foreign currency	(338)	252	186
Net (decrease) increase in cash and cash equivalents	(1,905)	3,063	(7,128)
Cash and cash equivalents, beginning of year	11,375	8,312	15,440
Cash and cash equivalents, end of year	$9,470	11,375	8,312
Supplemental disclosures of cash flow information:
Cash paid (received) during the year for:
Interest	$28,712	30,518	29,067
Income taxes, net of payments or refunds	624	(345)	1,960
Noncash investing activities:
Purchase accounting adjustments	$—	—	580
Capital lease obligations to purchase equipment	—	—	2,332
Acquisition of WPC	2,011	—	—

See accompanying notes to consolidated financial statements.

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

(1)	Description of Business
Intermedix Corporation (the Company) is a wholly owned subsidiary of Intermedix Holdings Inc. (Parent) that provides revenue cycle management (RCM) services, physician management services, technology-based solutions, and healthcare data analytics primarily to the emergency medical industry. The Company provides a comprehensive RCM solution, combining technologies and services to manage the policy administration, clinical documentation, billing, and informatics needs of its clients. Certain RCM contracts also include the provision of electronic patient care reporting (ePCR) systems. The Company’s RCM customers include (i) emergency room physicians, (ii) hospital emergency medicine departments, (iii) urgent care providers, (iv) anesthesiology physicians and nurses, (v) emergency medical transportation providers (EMS) – both ground and air, (vi) fire departments, and (vii) 911-emergency first responders. Customers include both governmental municipalities and private‑sector service providers located throughout the United States.
The Company also provides physician services support to both individual physicians and established independent physician groups that include assistance in group formation and first contract acquisition such as practice feasibility studies; proposal development and presentation; contract development and negotiations; practice design and organization; and recruiting, scheduling, and credentialing. For emergency physician groups, the Company offers a wide range of resources such as group governance, Web‑based peer review tools, accounting and financial reporting, human resource management, malpractice insurance negotiations, tax planning, and other contractual negotiations.
The Company also provides Web‑based information technology solutions primarily to the public health and emergency services markets. The Company’s technology consumers include hospitals, EMS providers, fire departments, law enforcement agencies, physician groups, and state and local departments of health. Technology offerings include (i) real-time communications, (ii) inventory and resource management, (iii) mass multimedia notification, (iv) volunteer registry tracking, (v) patient and evacuee tracking, (vi) fleet management solution for real‑time exchange of information between CAD systems and vehicle crews, (vii) collaboration tools that create a common operating picture, enabling emergency managers to make sound decisions and allowing users to manage multiple incidents and daily events, assign and track missions and tasks, provide situation reports, and manage resources, (viii) electronic healthcare reporting systems (Ehcr) for physician practices, (ix) predictive modeling software, and (x) prehospital ePCR systems that interface with the Company’s RCM billing platform. These solutions integrate a full range of key emergency preparedness and response activities, and scale from daily use to large‑scale utilization surges during regional and/or national mass casualty and public health incidents.

(2)	Summary of Significant Accounting Policies

(a)	Basis of Presentation and Principles of Consolidation
The consolidated financial statements include the consolidated accounts and operations of the Company and its wholly owned subsidiaries and have been prepared in accordance with accounting principles generally accepted in the United States of America (GAAP). All significant intercompany accounts and transactions have been eliminated.
In March 2015, the Company acquired the remaining 28% interest in Tucuxi, LLC (Tucuxi), a software development joint venture between the Company’s wholly owned subsidiary ESI Acquisition Corp (ESI) and an outside third party for a purchase price of $0.3 million. Prior to the Company’s acquisition of Tucuxi’s remaining interest, the operating results of the joint venture with Tucuxi were consolidated with those of the Company, and the noncontrolling interest was included in stockholder’s equity in the accompanying consolidated balance sheets. The noncontrolling interest expense recorded for 2015 was not material and was included within other loss, net in the accompanying consolidated statements of operations and comprehensive loss.

6    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

(b)	Use of Estimates
The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenue and expenses during the reporting periods. Management utilizes estimates in determining the value of stock‑based compensation awards and contingent consideration, the useful lives of its long-lived and intangible assets, allowances for doubtful accounts, the impairment of goodwill and other intangible assets, the valuation of deferred tax assets, income tax uncertainties, and purchase price allocations pursuant to business combinations, as well as certain consolidated financial statement disclosures. Actual results could differ from such estimates.

(c)	Cash and Cash Equivalents
The Company considers all highly liquid investments with original maturities of three months or less to be cash equivalents. Cash and cash equivalents include amounts billed and collected on behalf of clients (see item (m) below for discussion of related liability). A book overdraft of $2.4 million and $4.6 million for 2017 and 2016, respectively, was included in collections payable to clients on the consolidated balance sheets and included as an operating activity for cash flow purposes.

(d)	Receivables, Net

(i)	Receivables
Receivables primarily consist of amounts due to the Company pursuant to service, subscription, and/or license contracts with its customers. Also included in receivables is the current portion of notes receivables due from certain customers, which totaled $5.9 million and $2.9 million, respectively, as of December 31, 2017 and 2016. The carrying amount of receivables approximates fair value given the short maturities of such receivables.
(ii) Allowances for Refunds and Doubtful Accounts
Reserves related to receivable collectibility are recorded when specific accounts are identified as being at risk based on review of past‑due accounts and the related facts and circumstances. Accounts that are determined to be uncollectible are written off against the allowance for doubtful accounts. As of December 31, 2017 and 2016, the allowance for refunds and doubtful accounts totaled $1.3 million and $2.0 million, respectively, in the accompanying consolidated balance sheets.

(e)	Prepaid Expenses and Other Current Assets
Prepaid expenses and other current assets consist of amounts paid in advance for insurance, maintenance contracts, and other customary and routine items required for the operation of the business.

(f)	Property and Equipment, Net
Property and equipment, net is stated at cost less accumulated depreciation and amortization. Depreciation and amortization are calculated on a straight‑line basis over the estimated useful life of each asset. Leasehold improvements are amortized over the shorter of the underlying lease term or useful life of the asset. Maintenance and repairs are charged directly to expense as incurred, while betterments and renewals are generally capitalized as property, equipment, and leasehold improvements. When an item is retired or otherwise disposed of, the cost and applicable accumulated depreciation and amortization are removed and the resulting gain or loss is recognized.

7    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

(g)	Computer Software and Technology Development Costs
Certain computer software and technology development costs are capitalized in intangible assets, net in the accompanying consolidated balance sheets. In accordance with ASC Topic 350‑40, Internal‑Use Software (ASC Topic 350-40), the Company capitalizes costs incurred during the application development stage related to its proprietary software platforms and to its enterprise cloud computing application services, as well as for modifications to existing computer software that result in additional functionality. Costs incurred for the development of internal‑use software largely consist of payroll and payroll‑related costs for employees and consultants who are directly associated with and who devote time to the internal‑use computer software projects. Such costs are expensed until (i) the preliminary project stage is completed, (ii) management has authorized and committed funding for the project, and (iii) it is probable that the project will be completed and the software will be used to perform the function intended, at which time, in accordance with ASC Topic 350-40, any additional software development costs are capitalized.
Amortization of internally developed computer software, which is included in depreciation and amortization expense, begins when development is substantially complete and the computer software is ready for its intended use. These costs are amortized over the period in which the asset is expected to contribute directly or indirectly to future cash flow. The Company generally amortizes internally developed software on a straight‑line basis over a five‑year period and periodically reassesses the estimated useful lives of its internally developed software in consideration of, among other factors, the effects of (i) obsolescence, (ii) technology, (iii) competition, and (iv) other economic factors.
To a much lesser extent, the Company capitalizes certain development costs related to software licenses sold to customers (note 2(m)) in accordance with ASC Topic 985-20, Costs of Software to Be Sold, Leased, or Marketed, in which capitalization begins upon the establishment of technological feasibility.
The Company assesses the recoverability of computer software development costs by comparing the carrying amount to the fair value whenever events or changes in circumstances indicate that its carrying amount may not be recoverable. An impairment loss is recognized if the carrying amount exceeds the fair value. In determining fair value of internally developed computer software, the Company considers whether (i) it is expected to provide continued substantive service potential, (ii) significant changes in the extent or manner in which the software is used or is expected to be used, (iii) it is or is expected to undergo a significant change, or (iv) projected development or modification costs significantly exceed original estimates.

(h)	Goodwill and Intangibles
Goodwill is recorded in accordance with ASC Topic 805, Business Combinations, when the consideration paid for an acquisition exceeds the fair value of identifiable net tangible assets acquired. In accordance with ASC Topic 350, Intangibles – Goodwill and Other (ASC Topic 350), goodwill and other indefinite‑lived intangible assets are reviewed for impairment at least annually. The Company early adopted FASB Accounting Standards Update (ASU) No. 2017-04 (ASU 2017-04), Intangibles – Goodwill and Other (Topic 350), during 2017, which simplifies the measurement of goodwill during the execution of a goodwill impairment test in the event that there is evidence of an impairment based on qualitative or quantitative assessments. ASU 2017-04 does not change how the goodwill impairment is identified, and the Company will continue to perform a qualitative assessment annually to determine whether the quantitative impairment test is required. The new standard requires the Company determine the fair value of the reporting unit and subtract the carrying amount from the fair value of the reporting unit to determine if there is any impairment. If the Company concludes that an impairment exists, an impairment loss will be recorded reflecting the difference of the reporting unit’s estimated fair value over its carrying amount. The reporting unit fair values are determined by using a weighted valuation approach among different valuation methodologies consisting of an income approach and a market approach.

8    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

The Company has elected to perform its annual impairment testing as of October 31 of each year and as required should any triggering events occur indicating a potential for impairment.

(i)	Impairment of Intangible and Long-Lived Assets
The Company reviews long-lived assets and intangible assets subject to amortization for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset or group of assets to future net cash flows expected to be generated by the asset or group of assets. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. Assets to be disposed of are reported at the lower of the carrying amount or fair value less costs to sell.

(j)	Debt Issuance Costs
The Company capitalizes and amortizes costs incurred to obtain financing over the term of the underlying obligation using the effective-interest method. The amortization of debt financing fees is included in interest expense, net in the accompanying consolidated statements of operations and comprehensive loss.
The Company presents its debt issuance costs as a direct deduction from the carrying amount of its senior term loans and subordinated debt in the accompanying consolidated balance sheets.

(k)	Other Assets
Other assets consist of the long‑term portion of other notes receivable, cost‑basis investments, and deposits.

(l)	Collections Payable to Clients
Collections payable to clients represent amounts collected on behalf of clients that have not yet been remitted to clients. Collections held for customers are included in cash and cash equivalents in the accompanying consolidated balance sheets.

(m)	Revenue Recognition
The Company recognizes nonsoftware-related revenue in accordance with the provisions of ASC 605, Revenue Recognition, and software-related revenue in accordance with ASC 985‑605, Software – Revenue Recognition. In general, revenue is recognized when all of the following criteria have been met:(i) when there is persuasive evidence of an arrangement, (ii) the service or product has been provided to the customer, (iii) the collection of the fees is reasonably assured, and (iv) the amount of fees is fixed or determinable.
The Company’s revenue is divided into two major components:
Business Services Revenue – Business services revenue represents fees earned from the Company’s RCM businesses for account billing and clinical systems use, and from its Practice Management (PM) physician support services, including recruiting, scheduling, credentialing, accounting, financial reporting, human resource management, insurance negotiations, planning, and other contractual negotiations.
Technology Revenue – Technology revenue includes (i) subscription revenue for fees earned from the Company’s software-as-a-service (SaaS) offerings, whereby customers are granted access to the Company’s Internet‑based software solutions; (ii) sales of software licensing rights to end‑users and value-added resellers or VARs; (iii) professional services, including implementation, training, and consulting services; and (iv) software support and maintenance.

9    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

The Company recognizes revenue for each of its major revenue components as follows:

(i)	Business Services Revenue
Business Services Revenue is typically charged to the customer based on a percentage of total collections or on a per incident fee. Fees based on a percentage of collections are not fixed or determinable until collections are realized; thus, in accordance with ASC Topic 605, revenue is recorded when such collections are made. Fees on a per incident basis are recognized in the month in which the incident occurs.
(ii) Technology Revenue
Subscription and Other Revenue
Under the Company’s SaaS‑based product offerings, customers do not have the right to take possession of the software, and in accordance with ASC Topic 985, Software (ASC 985), these arrangements are considered service contracts, which are outside the scope of ASC 985.
Subscription and support services revenue constitutes a majority of the technology revenue and is recognized ratably over the contract terms in accordance with ASC 605. Implementation and training revenue, when sold with SaaS offerings, is accounted for separately when there is objective evidence of the fair value of each deliverable. Implementation and training revenue is recognized as the corresponding services are performed, and was not material for 2017, 2016, or 2015.
Hosting services revenue represents fees charged to manage and host customers’ hardware and software solutions at the Company’s data centers. Hosting services revenue is recognized ratably over the contract term in accordance with ASC 605.
Hardware revenue, which represents the sale of mobile devices that are utilized in conjunction with the Company’s SaaS-based solutions, is recognized upon delivery to the customer when all of the other revenue recognition criteria are met. Support services that are sold together with hardware devices are accounted for separately, when there is objective evidence of the fair value of each deliverable, and are recognized ratably over the service term.
Software Licensing Arrangements Involving Multiple Elements
Some of the Company’s technology offerings are sold under licensing arrangements and may contain multiple elements of the deliverables noted above. Revenue earned on software arrangements involving multiple elements is allocated to each element based on the relative fair values of those elements. The fair value of an element is based on vendor‑specific objective evidence (VSOE). The Company limits its assessment of VSOE to either the selling price charged when the same element is sold separately or the selling price established by management having the relevant authority to do so. The selling price for each element is set based on an established and maintained price list for each customer group. In determining selling prices, the Company considers (i) competitor pricing, (ii) supply and demand of professional services staff, (iii) overall economic conditions, and (iv) cost to provide the software system element. Prices and/or VSOE are updated and reviewed annually depending on the nature of the product or service.
In most cases, VSOE is established for each software element at the point of sale. Provided the fees are fixed or determinable and collection is considered probable, revenue from these licensing rights and related software sales are generally recognized upon physical or electronic shipment and transfer of title. For some of the Company’s technology offerings, no VSOE can be established until significant customized installations have been completed usually requiring several months to complete. In these cases, licensing rights and related software sales are recognized on a percentage‑of‑completion basis in accordance with ASC 985‑605.

10    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

Revenue from implementation, training, and other professional services is recognized as the corresponding services are performed, or in certain instances upon acceptance of the services by the customer. Support and maintenance revenue is recognized ratably over the contractual maintenance period, typically 12 months.
Amounts that have been invoiced for technology revenue are recorded in accounts receivable and in deferred revenue or revenue, depending on the whether the revenue recognition criteria have been met.

(n)	Cost of Revenue
Cost of business services revenue primarily includes direct production costs such as labor, patient statement printing and mailings, telecommunications, facility, and e-commerce costs. Cost of technology revenue includes labor, hardware, and data center costs.

(o)	Employee Stock‑Based Compensation
Certain employees and directors of the Company participate in a stock option plan of Parent, of which, the Company is a wholly owned subsidiary. Stock option granted to the Company’s employees and directors to acquire Parent common stock are accounted for pursuant to ASC 718, Compensation – Stock Compensation (ASC Topic 718), and any resulting stock‑based compensation is pushed down to the Company with a corresponding offset to additional paid-in capital. Compensation expense for all stock‑based compensation awards granted is based on the grant-date fair value estimated in accordance with the provisions of ASC Topic 718. The Company recognizes these compensation costs on a straight‑line basis over the requisite service period of the award, which is generally the option vesting term. The Company’s options vest over terms of five years. As stock-based compensation expense recognized is based on awards ultimately expected to vest, such expense is generally reduced for estimated forfeitures. ASC Topic 718 requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates.
The Company estimates the fair value of stock‑based compensation awards on the date of grant using the Black‑Scholes‑Merton (BSM) option pricing model, which was developed for use in estimating the value of traded options that have no vesting restrictions and are freely transferable. The BSM option pricing model considers, among other factors, the expected life of the award and the expected volatility of the Company’s stock price.

(p)	Income Taxes
The Company’s operations are included in the consolidated federal income tax return of the Parent. The Company’s income tax provision was prepared on a separate return method as if the Company filed a separate income tax return. Income tax payable or receivable generally represents amounts due to the Parent for current taxes calculated under the separate return method. Income taxes are accounted for under the asset‑and‑liability method in accordance with ASC Topic 740, Income Taxes (ASC Topic 740). Deferred tax assets and liabilities are recognized for (i) the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and (ii) operating loss and credit carry-forwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.
Net deferred tax assets are recorded to the extent that these assets will “more likely than not” be realized. In making such determination, all available positive and negative evidence is considered, including future reversals of existing temporary differences, projected future taxable income, tax planning strategies, and results of recent financial operations. Effective December 31, 2015, the Company adopted FASB ASU No. 2015-17 (ASU 2015-17), Balance Sheet Classification of Deferred

11    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

Taxes, regarding the balance sheet classification of deferred taxes. Pursuant to ASU 2015-17 the Company is presenting all deferred tax assets and liabilities as noncurrent liabilities in its accompanying consolidated balance sheets as of December 31, 2017 and 2016.
ASC Topic 740 prescribes a recognition threshold and measurement attributes for financial statement disclosure of tax positions taken or expected to be taken in a tax return, if that position is “more likely than not” of being sustained upon examination by the relevant taxing authority, based on the technical merits of the position. The tax benefits recognized in the Company’s consolidated financial statements from such a position are measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate resolution. Changes in recognition or measurement are reflected in the period in which the change in judgment occurs. There was no liability for unrecognized tax benefits as of December 31, 2017 and 2016.

(q)	Concentration of Credit Risk
Financial instruments that potentially subject the Company to significant concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company attempts to limit its credit risk by maintaining deposit relationships with high‑credit‑quality financial institutions.
No individual account receivable accounted for more than 10% of consolidated accounts receivable as of December 31, 2017 and 2016 and no individual customer accounted for more than 10% of consolidated revenue for the years ended December 31, 2017, 2016 and 2015.

(r)	Business Combinations
The Company has recorded all acquisitions using the purchase method of accounting in accordance with ASC 805, and, accordingly, included the results of acquired businesses’ operations in the Company’s consolidated results as of the date of each acquisition. The Company allocates the purchase price of its acquisitions to the tangible assets acquired, liabilities assumed, and intangible assets acquired based on their estimated fair values. The excess purchase price over those fair values is recorded as goodwill.
The Company adopted FASB ASU No. 2015-16 (ASU 2015-16), Simplifying the Accounting for Measurement‑Period Adjustments. The new standard requires an acquirer in a business combination to recognize adjustments to provisional amounts that are identified during the measurement period in the reporting period in which the adjustment amounts are determined. The new standard also requires the acquirer record, in the same period’s financial statements, the effect on earnings of changes in depreciation, amortization, or other income effects, if any, as a result of the change to the provisional amounts, calculated as if the accounting had been completed at the acquisition date. The adoption of ASU 2015-16 had no impact on the Company’s consolidated financial statements and related disclosures.

(s)	Recent Accounting Pronouncements Not Yet Adopted
In May 2014, the FASB issued ASU 2014‑09, Revenue from Contracts with Customers (Topic 606) (ASU 2014-09). ASU 2014‑09 provides a single comprehensive revenue recognition framework and supersedes existing revenue recognition guidance. Included in the new principles‑based revenue recognition model are changes to the basis for determining the timing for revenue recognition. In addition, the standard expands and improves revenue disclosures. In August 2015, the FASB issued ASU 2015‑14 to amend ASU 2014-09 in order to defer the effective date of the new standard. This guidance is effective for annual reporting periods beginning after December 15, 2018, with early adoption permitted for annual reporting periods beginning after December 15, 2017. The Company is currently evaluating the impact of the pronouncement on the consolidated financial statements.
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This update revises an entity’s accounting for operating leases and requires lessees to recognize a right‑of‑use asset and lease

12    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

liability for all leases with terms of more than 12 months. This update also requires that lessees recognize assets and liabilities on the balance sheet for the rights and obligations created by all such leases and requires disclosures designed to give financial statement users information on the amount and timing of lease expenses arising from such leases. These disclosures include certain qualitative and specific quantitative disclosures. For lessees, the new guidance is not expected to significantly change the recognition, measurement, and presentation of expenses arising from a lease. This ASU will become effective for the Company on January 1, 2020. The Company is currently evaluating the impact of the pronouncement on the consolidated financial statements.
In March 2016, the FASB issued ASU No. 2016-09, Compensation – Stock Compensation: Improvements to Employee Share‑Based Payment Accounting. This new guidance includes provisions intended to simplify how share‑based payments are accounted for and presented in the financial statements. This ASU became effective for the Company on January 1, 2018. The Company is currently evaluating the impact of the pronouncement on the consolidated financial statements.
In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments. This new guidance is intended to clarify how entities should classify certain cash receipts and cash payments on the statement of cash flows. Further, in November 2016, the FASB issued guidance requiring that restricted cash be included with cash and cash equivalents when reconciling the beginning‑of‑period and end‑of‑period total amounts shown in the statement of cash flows. This ASU is effective for fiscal years beginning after December 15, 2017, including interim reporting periods. The Company is currently evaluating the impact of the pronouncement on the consolidated financial statements.
In January 2017, the FASB issued ASU 2017-01, Business Combination: Clarifying the Definition of a Business. This new guidance is intended to clarify the definition of a business, for purposes of determining whether a business has been acquired or sold, and consequently whether transactions should be accounted for as acquisitions or disposals of a business or as acquisitions or disposals of assets. This ASU is effective for the Company on January 1, 2019. The Company is currently evaluating the impact of the pronouncement on the consolidated financial statements.
In May 2017, the FASB ASU 2017-09 Compensation – Stock Compensation: Scope of Modification Accounting. This new guidance is intended to clarify those changes to terms and conditions of share‑based compensation awards that are required to be accounted for as modifications of existing share‑based awards. This guidance is to be applied prospectively and becomes effective for annual reporting periods beginning after December 15, 2017, including interim periods within those periods, with early adoption permitted during any interim period. The Company is currently evaluating the impact of the pronouncement on the consolidated financial statements.
In February 2018, the FASB ASU 2018-02, Income Statement – Reporting Comprehensive Income: Reclassification or Certain Tax Effects from Accumulated Other Comprehensive Income. This new guidance permits reclassification of the income tax effects of the 2017 U.S. Tax Cuts and Jobs Act (Tax Act) on other accumulated comprehensive income (AOCI) to retained earnings. This guidance may be adopted retrospectively to each period (or periods) in which the income tax effects of the Tax Act related to items remaining in AOCI are recognized, or at the beginning of the period of adoption. The guidance becomes effective for annual periods beginning after December 15, 2018, including interim periods within those annual periods, with early adoption permitted. The Company is currently evaluating the impact of the pronouncement on the consolidated financial statements.

(3)	Acquisitions
On April 3, 2017, Intermedix Analytics, LLC (Analytics), a wholly owned subsidiary of the Company, acquired all the assets of WPC Healthcare, Inc. (WPC), a data analytics company that uses machine learning to make predictions about healthcare conditions providing early notification to healthcare providers and, ultimately, saving lives while decreasing costs. The acquisition of WPC was in exchange for

13    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

60,869 shares of the Parent’s stock, the assumption of certain liabilities and contingent consideration in the form of an earn‑out, which has no value at December 31, 2017. Pushdown accounting, which reflects the application of the Company’s aggregate purchase price, was applied in recording these transactions. Accordingly, Analytics allocated the purchase price to the acquired assets and liabilities at fair value in the Company’s consolidated balance sheet. The acquisition was not material to the consolidated financial statements.

(4)	Goodwill
Goodwill, which amounted to $252.0 million and $385.7 million at December 31, 2017 and 2016, respectively, represents the excess of purchase price over net assets acquired.
ASC Topic 350 requires an impairment test be performed at least annually on the carrying value of goodwill at the reporting unit level. The Company has six (6) reporting units: EMS unit, ED unit, Practice Management unit, Analytics unit, Anesthesia unit and Technology unit. The Company’s 2017 and 2016 impairment testing indicated that the estimated fair value of goodwill exceeds its carrying value for all reporting units, with the exception of its EMS reporting unit for 2017.
Goodwill activity for the years ended December 31, 2017 and 2016 is shown below (in thousands):

Balance, December 31, 2015	$385,814
Currency adjustments	(139)
Balance, December 31, 2016	385,675
Additions due to acquisition	195
Impairment charges	(133,980)
Currency adjustments	96
Balance, December 31, 2017	$251,986
Goodwill at December 31, 2015 in the table above is net of $5.3 million of impairment loss recognized as of 2015.

(5)	Goodwill Impairment
Due to the loss of several customers and certain price concessions granted during 2017 and smaller growth expectations in the Company’s EMS division, it was determined that the carrying value of the EMS reporting unit exceeded its fair value resulting in the recognition of a goodwill impairment loss of $134.0 million in the accompanying consolidated statements of operations and comprehensive loss for the year ended December 31, 2017. After recognition of the impairment, EMS’s carrying value of goodwill is $71 million.

(6)	Property and Equipment, Net
Property and equipment, at cost and respective estimated useful lives, including equipment held under capital leases, are classified as follows at December 31, 2017 and 2016 (in thousands):

14    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

	2017	2016	Estimated useful life
Land	$340	640
Building	2,896	4,672	27 Years
Equipment	20,633	22,281	3 Years
Clinical field data systems	10,189	8,351	3 Years
Furniture and fixtures	3,687	3,348	5–7 Years
Leasehold improvements	10,423	9,124	2–10 Years
Total	48,168	48,416
Less accumulated depreciation and amortization	(31,759)	(27,950)
	$16,409	20,466
Depreciation and amortization expense related to property and equipment was $8.1 million, $8.6 million, and $7.6 million for the years ended December 31, 2017, 2016 and 2015, respectively.

(7)	Intangible Assets, Net
Intangible assets and accumulated amortization at December 31, 2017 and 2016 and the remaining weighted average useful life at December 31, 2017 consisted of the following (dollars in thousands):

	Weighted average useful life (in years)	2017	2016
Customer related, net of accumulated amortization of $153,912 and $133,821 as of December 31, 2017 and 2016, respectively	9	$143,029	161,419
Technology related, net of accumulated amortization of $73,095 and $60,391 as of December 31, 2017 and 2016, respectively	5	37,189	35,712
Marketing-related, net of accumulated amortization of $14,406 and $12,238 as of December 31, 2017 and 2016, respectively	11	5,740	7,679
		$185,958	204,810
The gross amount of capitalized software, which is included in intangible assets above, totaled $46.3 million and $37.7 million as of December 31, 2017 and 2016, respectively. Capitalized software, net of accumulated amortization totaled $18.4 million and $16.7 million as of December 31, 2017 and 2016, respectively. Amortization expense related to capitalized software was $6.9 million, $5.8 million and $4.8 million for the years ended December 31, 2017, 2016 and 2015, respectively.
All intangible assets are subject to amortization and are amortized over their useful lives using the straight‑line method. Amortization expense related to intangible assets was $35.1 million, $34.0 million and $35.7 million for 2017, 2016 and 2015, respectively. Estimated amortization expense is as follows (in thousands) for the year ending December 31:

15    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

2018	$32,917
2019	31,040
2020	27,324
2021	23,441
2022	20,035
Thereafter	51,201
$185,958

(8)	Debt
Long‑term debt consisted of the following at December 31, 2017 and 2016 (in thousands):

	2017	2016
Revolving credit facility	$69,500	64,000
Senior credit facility – term loans	247,275	254,144
Subordinated loans	112,000	112,000
Total debt	428,775	430,144
Less unamortized debt issuance cost	(3,518)	(5,194)
Total debt, net of debt issuance costs	425,257	424,950
Less amounts classified as current	(6,869)	(6,869)
Long-term debt	$418,388	418,081
Senior Financing

(a)	Overview
The Company’s credit agreement provides term loans in the amount of $274.8 million, and a revolving credit facility of $82.0 million (the Senior Credit Facility) and a $112.0 million Senior Subordinated Loan Agreement (the Subordinated Loan Agreement), which collectively are herein referred to as the Senior Financing.
In February 2018 and April 2018, the Company amended its credit agreement to provide a less restrictive financial covenant for the fourth quarter of 2017 through the first quarter of 2019. The April 2018 amendment also provides for an increase to the base interest rate and a paid-in-kind interest on the Term Loans and Subordinated Loans beginning the earlier of the termination of the proposed merger, as discussed in note 15, or on June 23, 2018.

(b)	Senior Credit Facility
The Senior Credit Facility consists of (i) a $274.8 million term loan facility (the Term Loans) maturing December 27, 2019 of which $247.2 million and $254.1 million was outstanding at December 31, 2017 and 2016, respectively, (ii) an $82 million revolving credit facility (the Revolving Credit Facility), which expires December 27, 2019 of which $69.5 million and $64.0 million was outstanding at December 31, 2017 and 2016, respectively.
The Senior Credit Facility also provides a swing line loan commitment (the Swing Line Facility), which expires December 27, 2019, under which there were no borrowings outstanding at December 31, 2017 and 2016, and provisions for the issuance of commercial and standby letters of credit (LOCs) on behalf of the Company, none of which were issued or outstanding at December 31, 2017 and 2016. Borrowings under the Swing Line Facility, together with outstanding LOCs, reduce available borrowings under the Revolving Credit Facility, and each is subject to a $15.0 million sublimit. All borrowings

16    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

outstanding under the Swing Line Facility or amounts drawn pursuant to LOCs are to be repaid no later than five business days prior to the expiration of the Revolving Credit Facility.
Borrowings under the Senior Credit Facility are secured by substantially all of the assets of the Company and its subsidiaries including all of the Company’s outstanding capital stock. The Senior Credit Facility limits the Company’s ability to dispose of assets, incur additional indebtedness or contingent obligations, prepay the subordinated debt, engage in mergers or consolidations, suffer additional liens, or engage in certain transactions with affiliates. The Senior Credit Facility contains various customary covenants requiring that the Company comply with certain specified financial ratios and tests.

(c)	Interest and Other Fees
Borrowings under the Senior Credit Facility bear interest, at the Company’s option, at an applicable fixed margin over the lender’s base rate or London Interbank Offered Rate (LIBOR). The interest rate on LIBOR borrowings may be fixed for periods ranging from one to six months or, with the consent of all relevant lenders, nine or twelve months thereafter. LIBORs are set at the greater of the quoted rate or 1.00%. The Company pays an annual administrative fee of $0.1 million and an unused commitment fee associated with the revolving portion of the facility (see discussion below).

(d)	Mandatory and Other Prepayments
The Senior Credit Facility permits prepayments by the Company at any time in whole or in part without premium or penalty. The Company must make mandatory repayments with the occurrence of specified events such as receipt of major casualty proceeds, proceeds from the sale of debt or equity securities, or proceeds from asset dispositions, which are not otherwise reinvested in the business or used for acquisitions or investments as such are permitted in the facility.
Provided below is a detailed discussion of each component of the Senior Credit Facility.

(i)	Revolving Credit Facility
The Revolving Credit Facility provides for borrowings up to $82.0 million. Proceeds from the Revolving Credit Facility are used for working capital, capital expenditures, acquisitions, and general corporate purposes. Advances under the Revolving Credit Facility are unrestricted as long as such advances are used in accordance with the definition of “use of proceeds” and the aggregate outstanding balance of the revolving credit loans, swing line loans, and letter of credit obligations do not exceed $82.0 million. Borrowings under the revolving credit facility (including swing line borrowings) bear interest as discussed above plus a fixed bank margin of 3.0% for LIBOR loans or 2.0% for Base Rate Loans. Interest rates on the Revolving Credit Facility ranged from 4.0% to 6.5% during 2017, from 4.00% to 5.75% during 2016, and from 4.00% to 5.25% during 2015.
Interest is payable quarterly in arrears for base rate loans including swing line borrowings. Interest on LIBOR loans is payable on the last day of each interest period as determined by the disbursement, conversion, or continuation of such loan and its duration. Interest is due on each quarterly anniversary of LIBOR loans with terms in excess of three months.
An unused commitment fee ranging from 0.050% to 0.75% of the unused portion of the revolving line of the credit facility is due quarterly in arrears. During 2017, 2016 and 2015, the Company recognized unused commitment fees at a rate of 0.75%.
LOC fees accrue at the applicable rate for revolving credit loans and are paid quarterly in arrears. In addition, fronting fees (not to exceed 1.0% per annum) and customary administrative and processing fees are assessed with respect to each LOC.

17    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

(ii)	Term Loans
Term Loans bear interest, as discussed above, plus a fixed bank margin over the lender’s base rate or LIBOR. Term Loan margins are 3.75% and 4.75% for Base Rate loans and LIBOR loans, respectively. Interest rate on the Term Loans ranged from 5.75% to 8.15% during 2017 and was 5.75% during 2016 and 2015.
The repayment terms under the Senior Credit Facility require quarterly principal payments on the Term Loans of approximately $1.7 million with a balloon payment of approximately $240.0 million on December 27, 2019. However, at which time that the Gross First Lien Leverage Ratio, as defined in the facility, is less than 4.25 to 1.00, then the quarterly amortization payments will be permanently reduced to $1.2 million.
Subordinated Debt Financing

(a)	Overview
As noted above, as part of the Senior Financing arrangement, the Company has a $112.0 million Senior Subordinated Loan Agreement (the Subordinated Loan Agreement) that matures June 27, 2020. The Senior Loan Agreement may be prepaid in whole or in part without penalty. The Subordinated Loans are secured by substantially all of the assets of the Company and its subsidiaries including all of the Company’s outstanding capital stock. The Subordinated Loans limit the Company’s ability to dispose of assets, incur additional indebtedness or contingent obligations, engage in mergers or consolidations, suffer additional liens, or engage in certain transactions with affiliates. The Subordinated Loans contain various customary covenants requiring that the Company comply with certain specified financial ratios and tests.

(b)	Interest and Other Fees
Borrowings under the Subordinated Loans bear interest, at the Company’s option, at an applicable fixed margin over the lender’s base rate or LIBOR. The interest rate on LIBOR borrowings may be fixed for periods ranging from one to six months or, with the consent of all relevant lenders, nine or twelve months thereafter. LIBORs are set at the greater of the quoted rate or 1.00%.
Subordinated Loans bear interest, as discussed above, plus a fixed bank margin of 8.25% and 7.25% for Base Rate Loans and LIBOR Loans, respectively. The interest rate on the Subordinated Loans ranged from 9.25% to 9.60% during 2017 and was 9.25% during both 2016 and 2015.
The Company pays an annual administrative fee of $0.1 million.

(c)	Mandatory and Other Prepayments
The Company must make mandatory repayments with the occurrence of specified events such as receipt of major casualty proceeds, proceeds from the sale of debt or equity securities or proceeds from asset dispositions, which are not otherwise reinvested in the business or used for acquisitions or investments as such are permitted in the facility.

(9)	Income Taxes
Income tax benefit for the years ended December 31, 2017, 2016 and 2015 was as follows (in thousands):

18    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

	2017	2016	2015
Current tax expense:
Federal	$(397)	373	102
State	706	641	553
Foreign	477	292	192
	786	1,306	847
Deferred tax benefit:
Federal	(18,676)	(7,996)	(11,177)
State	(60)	(526)	(1,429)
Foreign	(368)	(731)	(310)
	(19,104)	(9,253)	(12,916)
Income tax benefit	$(18,318)	(7,947)	(12,069)

A reconciliation of the benefit from income taxes to the expected amount based on the federal statutory rate of 35% for 2017, 2016 and 2015 is as follows (in thousands):

	2017	2016	2015
Expected federal income tax	$(56,118)	(7,903)	(11,466)
State taxes, net of federal benefit	(152)	(215)	(582)
Nondeductible items, primarily goodwill impairment	47,112	13	32
Rate change on deferred taxes	(9,564)	160	(17)
Foreign rate differential	(100)	41	(97)
Other, net	504	(43)	61
	$(18,318)	(7,947)	(12,069)
The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and liabilities at December 31, 2017 and 2016 are presented below (in thousands):

19    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

	2017	2016
Deferred tax assets:
Equity-based compensation	$6,440	8,411
Allowance for doubtful accounts	301	844
Accrued vacation	613	968
Deferred revenue	125	177
Net operating loss carryforwards	21,871	25,196
Federal tax credits	636	1,065
Other	1,296	1,368
Gross deferred income tax assets	31,282	38,029

Deferred tax liabilities:
Property and equipment	4,432	—
Intangible and other long-lived assets	27,727	52,308
Goodwill	21,041	26,708
Other	120	395
Gross deferred income tax liabilities	53,320	79,411
Less valuation allowance	(228)	—
Net deferred income tax liabilities	$(22,266)	(41,382)

The Company has recorded a deferred tax asset of $21.9 million reflecting the benefit of federal, state, and foreign net operating loss carryforwards. Such deferred tax assets expire at various dates from 2023 through 2037. The Company recognizes valuation allowances on deferred tax assets reported if, based on the weight of evidence, management believes that it is more likely than not that some or all of the deferred tax assets will not be realized. Management believes that all but $0.2 million of its deferred tax assets related to Optima’s U.S. operations will be recognized due to the reversal of significant taxable temporary differences.
Due to the change of ownership provisions of the Tax Reform Act of 1986, utilization of a portion of the Company’s domestic net operating loss and tax credit carryforwards may be limited in future periods. The Company does not expect the carryforwards to expire before being applied to reduce future income tax liabilities.
With few exceptions, as of December 31, 2017, the Company is no longer subject to U.S. federal, state, local, or foreign examinations by tax authorities for years before 2013. There was no liability for unrecognized tax benefits as of December 31, 2017 and 2016. The Company recognizes interest accrued related to unrecognized tax benefits and penalties as interest expense in the accompanying consolidated statements of operations and comprehensive loss.
Tax Cuts and Jobs Act
On December 22, 2017, the Act was signed into law making significant changes to the Internal Revenue Code. Changes include, but are not limited to, a federal corporate tax rate decrease from 35% to 21%, effective for tax years beginning January 1, 2018, the transition of U.S. international taxation from a worldwide tax system to a territorial system, and a onetime transition tax on the mandatory deemed repatriation of cumulative foreign earnings.

20    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

Since the Tax Act was passed late in the fourth quarter of 2017, and ongoing guidance and accounting interpretation are expected over the next 12 months, the accounting of deferred tax remeasurements, the transition tax, and other items are provisional and may materially change due to the forthcoming guidance and the Company’s ongoing analysis of final year‑end data and tax positions. The Company expects to complete its analysis within the measurement period in accordance with the Securities and Exchange Commission’s guidance under Staff Accounting Bulletin No. 118.
The Company anticipates future impacts at a U.S. state and local tax level related to the Tax Act; however, statutory and interpretive guidance is not available from applicable state and local tax authorities to reasonably estimate the impact. Consequently, the Company has not recorded provisional amounts for state and local tax and has continued to apply ASC 740 based on the provisions of the tax laws that were in effect immediately prior to Tax Act enactment.
The Tax Act affects the tax treatment of foreign earnings and profits (E&P) and results in a onetime transition tax on the Company’s post-1986 foreign E&P that it previously deferred from U.S. income tax expense. The Company has provisionally determined that it will have an immaterial amount of transition tax and it has not provided for additional income taxes on any remaining undistributed foreign E&P not subject to the transition tax, or any outside tax basis differences inherent in its foreign subsidiaries.

(10)	Fair Value of Assets and Liabilities
Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability (i.e., the exit price) in an orderly transaction between market participants at the measurement date. In determining fair value, the Company uses various valuation approaches, including quoted market prices and discounted cash flows. A hierarchy for inputs used in measuring fair value that maximizes the use of observable inputs and minimizes the use of unobservable inputs by requiring that the most observable input be used when available. Observable inputs are inputs that market participants would use in pricing the asset or liability developed based on market data obtained from independent sources. Unobservable inputs are inputs that reflect a company’s judgment concerning the assumptions that market participants would use in pricing the asset or liability developed based on the best information available under the circumstances.
The fair value hierarchy is broken down into three levels based on the reliability of inputs as follows:

•
Level 1 – Valuations based on quoted prices in active markets for identical instruments that the Company is able to access. Since valuations are based on quoted prices that are readily and regularly available in an active market, valuation of these products does not entail a significant degree of judgment.

•
Level 2 – Valuations based on quoted prices in active markets for instruments that are similar, or quoted prices in markets that are not active for identical or similar instruments, and model‑derived valuations in which all significant inputs and significant value drivers are observable in active markets

•	Level 3 – Valuations based on inputs that are unobservable and significant to the overall fair value measurement
Fair Value of Financial Assets
The carrying amount of accounts receivable, notes receivable, accounts payable and accrued expenses, client collections payable, other current liabilities, and accrued interest approximate fair value based on the short maturity of these accounts.
At December 31, 2017 and 2016, the carrying value of the Senior Credit Facility and Subordinated loans approximated fair market values because the interest rates are variable in nature and in management’s assessment, there has been no significant change in the Company’s credit rating.

21    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

(11)	Transactions with Related Parties
Advisory and Professional Services Fees Paid to Related Parties
The Company has an Advisory Services Agreement (the ASA) dated August 23, 2010, with THL Managers VI, LLC, a Delaware limited liability company (Sponsor) who is an affiliate of the Company’s majority equity holders. Pursuant to the terms of the ASA, the Sponsor agrees to provide the Company certain management consulting, financial, and other advisory services as requested from time to time by the Board of Directors (BOD) or other governing body of the Company, as applicable, and agreed to by the Sponsor.
The ASA also provides for a Periodic Retainer Fee (the Periodic Fee) in an amount per year equal to the greater of (i) $0.8 million or (ii) 1.5% of consolidated Earnings Before Income Taxes, Depreciation and Amortization (EBITDA) (as defined in the ASA) for the immediately preceding fiscal year or such other amount or formula as may be mutually agreed between the Company and the Sponsor. Fees are payable in equal quarterly installments in advance on the first day of each fiscal quarter. The Company paid $1.0 million in 2017 and 2016 and $1.1 million in 2015, pursuant to the Periodic Fee. The Periodic Fee payable in respect of the first fiscal quarter of any fiscal year shall be $0.2 million, with the Periodic Fee payable in succeeding quarters to be adjusted to include any incremental amount deemed payable in connection with the consolidated EBITDA performance measurement. In the event of an initial public offering or change of control event, the Company shall pay an amount equal to the net present value (using a discount rate equal to the then yield on U.S. Treasury securities of like maturity) of the Periodic Fees that would have been payable to Sponsor with respect to the period from the date of such transaction until the scheduled date of termination of the APA (the tenth anniversary of the Merger).
In addition, upon the consummation of any acquisitions, divestitures, financings, refinancings, mergers, recapitalizations, change of control events, or other transactions by the Company, Sponsor is entitled to a fee equal to up to 1% of the aggregate gross value of such transaction (plus reimbursement of expenses).
Furthermore, the Company agrees to indemnify the Sponsor and its affiliates against any and all actions including, and without limitation, all professional fees and expenses.

(12)	Benefit Plan
Beginning January 1, 2016, the Company transitioned its 401(k) plan to a Safe Harbor Plan, which guarantees a Company matching contribution. The Company match is equivalent to 100% of employees’ contributions on the first 1% of deferrals and then 50% on the next 5% of contributions. The maximum employer match is 3.5% if the employee contributes 6% of eligible pay. The employer matching contribution is subject to a two‑year cliff vesting schedule based on date of hire. The Company match under this plan in both 2017 and 2016 was $2.2 million. At December 31, 2017 and 2016, $0.2 million and $0.3 million, respectively, was recorded in accrued payroll and related benefits in the accompanying consolidated balance sheets.
The 401(k) plan prior to January 1, 2016 did not require a Company match. Any employer match was at the discretion of the Company. During 2015, the Company matched 25% of participating employees’ first 6% of compensation amounting to approximately $0.7 million.

(13)	Commitments and Contingencies

(a)	Litigation
The Company is from time to time involved in litigation arising in the ordinary course of business. It is the opinion of management, after consulting with its legal counsel, that the outcome of such cases will not have a material adverse impact on the consolidated financial position or results of operations of the Company.

(b)	Lease Commitments

22    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

The Company leases office equipment and conducts its operations from leased office space located in Oklahoma City, Oklahoma; Jacksonville, Fort Lauderdale, and Miami, Florida; Pleasanton and Artesia, California; Denver, Colorado; Houston and Dallas, Texas; Mechanicsburg and Pittsburgh, Pennsylvania; Milwaukee, Wisconsin; Columbus, Ohio; Augusta, Georgia; Raleigh, North Carolina; Williamsburg and Arlington, Virginia; Nashville, Tennessee; Brooklyn and Manhasset, New York; and Warren, Michigan. The leases expire on various dates through December 2020 and thereafter. Under the terms of most of the leases, the Company is required to pay all taxes, insurance, and maintenance.
Future minimum rental payments and sublease income under terms of noncancelable operating leases and sublease agreements having an initial lease term in excess of one year at December 31, 2017 are summarized as follows (in thousands):

	Lease obligation	Sublease income	Net leases
Year ending December 31:
2018	$6,166	(405)	5,761
2019	5,106	(352)	4,754
2020	4,474	(361)	4,113
2021	4,201	(361)	3,840
2022	3,947	(331)	3,616
Thereafter	11,858	—	11,858
Total minimum payments	$35,752	(1,810)	33,942
Many of the operating leases provide for renewal at varying escalations. Fixed rent escalations have been included in the table disclosed above.
Rent expense incurred under operating leases totaled $6.4 million, $5.8 million and $6.6 million for the years ended December 31, 2017, 2016 and 2015, respectively.
The Company has been granted lease incentives such as rent abatement periods and leasehold allowances under certain of its leases. The accompanying consolidated statements of operations and comprehensive loss reflect rent expense on a straight‑line basis over the term of the respective leases. An obligation of $4.1 million and $3.0 million representing the remaining unamortized lease incentives is included in other long‑term liabilities in the accompanying consolidated balance sheets at December 31, 2017 and 2016, respectively.
The Company had capital lease obligations totaling $0.2 million and $1.0 million as of December 31, 2017 and 2016. The current portion of the capital lease obligation as of December 31, 2017 and 2016 was approximately $0.2 million and $0.9 million, respectively, and is included in other current liabilities in the accompanying consolidated balance sheets.

(14)	Stock-Based Incentive Compensation

(a)	Intermedix Corporation 2010 Stock Option Plan (the 2010 Stock Option Plan)
As noted in note 2(o), the Company participates in a stock option plan of the Parent. Pursuant to the terms of the 2010 Stock Option Plan, the Parent is authorized to issue options to acquire up to 769,150 shares of common stock of the Parent to employees and service providers of the Company. Certain members of the Company’s management and professional staff were issued 10-year options to purchase shares of common stock of the Parent. All stock options granted under the 2010 Stock Option Plan were granted with an exercise price at least equal to the underlying stock’s fair value at the date of grant.

23    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

The stock options granted vest under two methods: time-based and performance-based. The time-based stock options vest at a rate of 20% per year over a five-year term and performance-based stock options vest upon the achievement of certain milestones in connection with the Company’s return on investment.
Any unexercised portion of the options will automatically terminate upon the 10th anniversary of the issuance date or following termination of employment. In addition, pursuant to the grant agreements under which such stock options were issued, the board of directors has the right to cause all or any portion of any nonvested options to immediately vest and become exercisable upon a sale of the Company or at such other time as the board of directors may elect.
At December 31, 2017, and 2016, respectively, $6.0 million and $10.8 million of total unrecognized compensation expense related to nonvested option awards is expected to be recognized over a weighted average period of 2.13 and 1.3 years. The Company accounts for its equity‑based awards using ASC Topic 718. This statement requires entities to measure compensation expense for all equity‑based awards granted, modified, or settled using the fair value measurement method and to recognize the costs in income over the requisite service period, which is generally the vesting period. The Company has elected to recognize these costs on a straight‑line basis.
The stock-based compensation expense for stock awards recognized in the Company’s consolidated statements of comprehensive loss for the years ended December 31, 2017, 2016 and 2015 is as follows (in thousands):

	Year ended December 31
	2017	2016	2015
Cost of business services	$545	640	1,054
Selling, general, and administrative expenses	2,659	2,737	3,358
Total stock-based compensation	$3,204	3,377	4,412
The fair value of each stock option award is estimated on the date of grant using BSM option pricing model. The weighted average grant‑date value of each option grant awarded during the years ended 2017, 2016 and 2015 was based on the following assumptions:

	2017	2016	2015
Risk-free rate of return	2.00–2.09%	1.39–2.25%	1.63–1.84%
Expected life in years	6.50	6.50	6.50
Expected volatility	39.70%	39.30%	48.80%
Expected dividend yield	—	—	—

The risk-free rate of return is determined based on a yield curve of U.S. Treasury rates ranging from five to seven years, which is the period commensurate with the expected life of options granted. Expected life in years is calculated using the simplified method, as permitted under ASC Topic 718, given the Parent’s lack of historical experience with respect to the lives of options granted and post vesting termination patterns. Since the Parent has no historical basis for determining its own volatility, the expected volatility is established based on a peer group comprising companies similar to that of the Parent. The expected dividend yield is zero, as the Parent has not paid any cash dividends and does not anticipate it will do so in the foreseeable future.

(b)	Time‑Based Stock Options

24    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

A summary of stock option activity under the 2010 Stock Option Plan during the years ended 2017, 2016, and 2015 is as follows (in thousands, except for exercise price and term):

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)
Outstanding at December 31, 2014	492	$116.27
Granted during 2015	154	155.32
Exercised	—	—
Canceled or forfeited	(29)	113.27
Outstanding at December 31, 2015	617	126.15
Granted during 2016	95	115.00
Exercised	—	—
Canceled or forfeited	(84)	190.55
Outstanding at December 31, 2016	628	100.85
Granted during 2017	3	115.00
Exercised	—
Canceled or forfeited	(69)	110.39
Outstanding at December 31, 2017	562	116.56	4.69
Vested and expected to vest at December 31, 2017	386	117.80	3.20
Exercisable at December 31, 2017	344	119.37	2.97
During the years ended December 31, 2017, 2016 and 2015, time‑based options to purchase 3,255, 95,350, and 154,000, respectively, were granted to employees with estimated weighted average grant‑date fair values of $3.67, $47.37 and $49.59, respectively. Total fair value of time‑based stock options vested during 2017, 2016 and 2015 was $0.8 million $1.4 million, and $10.0 million, respectively. The aggregate intrinsic value of service‑based stock options outstanding, exercisable and vested and expected to vest at December 31, 2017 was $0.

(c)	Performance-Based Stock Options
Compensation expense for performance-based stock options is only recognized when management determines it is probable that the performance milestones will be achieved and the awards will vest. As of December 31, 2017, it has been determined that it is not probable that the awards will vest.
The following table summarizes the activity related to performance-based stock option grants to employees for the years ended December 31, 2016 and 2017 (in thousands, except for exercise price and term):

25    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

	Number of options	Weighted average exercise price	Weighted average remaining contractual term (years)
Outstanding at December 31, 2015	—	$—
Granted during 2016	84	115
Exercised	—	—
Canceled or forfeited	(1)	115
Outstanding at December 31, 2016	83	115
Granted during 2017	3	115.00
Exercised	—
Canceled or forfeited	(18)	115
Outstanding at December 31, 2017	68	115	8.36
Vested and expected to vest at December 31, 2017	—	—	—
Exercisable at December 31, 2017	—	—	—

The aggregate intrinsic value of performance‑based options outstanding at December 31, 2017 and 2016 was $0.

26    (Continued)

INTERMEDIX CORPORATION AND SUBSIDIARIES
(A Wholly Owned Subsidiary of Intermedix Holdings Inc.)
Notes to Consolidated Financial Statements
December 31, 2017, 2016 and 2015

(15)	Subsequent Events
On February 26, 2018, R1 RCM Inc. (R1) announced that it entered into an Agreement and Plan of Merger, dated February 23, 2018 (the Agreement), with the Parent. Pursuant to the terms of the Agreement, R1 will acquire the Parent for $460 million in cash, subject to customary adjustments for cash, debt, transaction expenses, and normalized working capital. The merger is expected to be completed in the second quarter of 2018. There can be no assurance that the transaction will be completed.
In addition, immediately prior to the close of the Merger, the Company will complete a pro rata distribution of the common stock of the Company’s subsidiary, EMSystems LLC, which comprises the Technology unit, to the Parent’s stockholders of record, which assets will not be acquired by R1.
The Company has reviewed and evaluated subsequent events from the balance sheet date of December 31, 2017 through April 20, 2018, the date the consolidated financial statements were available to be issued.